To: Transocean Ltd. Turmstrasse 30 CH-6312 Steinhausen Switzerland	Homburger AG Prime Tower Hardstrasse 201 | 8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
September 4, 2020 332769|11856263v5

Transocean Ltd.

Ladies and Gentlemen:

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company), in connection with the Registration Statement on Form S−3 (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) on September 4, 2020 under the Securities Act of 1933, as amended (the Act), relating to the registration of (1) 33,096,351 registered shares (Namenaktien), par value CHF 0.10 each, of the Company (the Shares) already in issue and held by Perestroika (Cyprus) Ltd. (the Selling Securityholder) (such Shares in issue and held by the Selling Securityholder hereinafter referred to as the Existing Shares) and (2) 34,600,147 Shares issuable upon exchange of USD 213,367,000 aggregate principal amount of 2.5% Senior Guaranteed Exchangeable Bonds due 2027 (the Exchangeable Bonds) of Transocean Inc., a company incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (TINC), at the initial exchange rate of 162.1626 Shares per USD 1,000 principal amount of Exchangeable Bonds pursuant to the terms of the Indenture (as defined below) (the Shares issuable upon an exchange of the Exchangeable Bonds hereinafter referred to as the Exchange Shares). The Exchangeable Bonds were issued to the Selling Securityholder in a private exchange transaction on August 14, 2020 in exchange for existing 0.5% Exchangeable Senior Bonds due 2023 of TINC at an aggregate nominal value of USD 355,611,000

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pursuant to a private exchange agreement between the Company, TINC, and the Selling Securityholder dated August 5, 2020. The Registration Statement contains a prospectus that has been prepared in accordance with the Act (the Prospectus).

The Selling Securityholder may offer and sell, from time to time, Existing Shares and/or Exchange Shares in one or more offerings at prices and on terms that will be determined at the time of the offering.

As such counsel, we have been requested to render an opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below) unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, the Prospectus and any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we relied on the accuracy and completeness of the statements and the information contained therein.

For purposes of giving this opinion, we have only examined originals or copies of the following documents available to us (collectively, the Documents):

(i)	an electronic copy of the executed New York law governed indenture among TINC, as issuer, the Company and certain subsidiaries of TINC (the Subsidiary Guarantors), as guarantors, and Wells Fargo Bank, National Association, as trustee (the Indenture), dated as of August 14, 2020, including the guarantee by the Company and the Subsidiary Guarantors of the Guaranteed Obligations (the Guarantee);
(ii)	an electronic copy of the executed Exchangeable Bonds in an initial amount of USD 237,933,000, of which an aggregate amount of USD 213,367,000 was issued in connection with the Exchangeable Bonds to which the Registration Statement relates;
(iii)	an electronic copy of the executed New York law governed exchangeable loan notes agreement between the Company, as borrower, and TINC, as lender, dated as of August 14, 2020 (the

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Exchangeable Loan Notes Agreement, and together with the Indenture and the Guarantee, the Transaction Agreements);
(iv)	an electronic copy of the executed 2.5% Senior Exchangeable Loan Note due 2027 in the initial aggregate amount of USD 237,933,000, of which an amount of USD 213,367,000 is allocated to the Exchangeable Bonds to which the Registration Statement relates (the Exchangeable Note; the Exchangeable Note together with the Exchangeable Bonds and the Transaction Agreements the Transaction Documents);
(v)	an electronic copy of the Registration Statement, including the Prospectus;
(vi)	a certified copy of the articles of association (Statuten) of the Company, dated as of May 7, 2020, certified by the Commercial Register of the Canton of Zug, Switzerland, on August 6, 2020 (the Articles);
(vii)	an electronic copy of the organizational regulations (Organisationsreglement) of the Company, dated as of November 18, 2016 (the Organizational Regulations);
(viii)	an electronic copy of a certified excerpt from the Commercial Register of the Canton of Zug, Switzerland, for the Company, dated as of August 6, 2020 (the Excerpt);
(ix)	electronic copies of the resolutions of the Board of Directors of the Company, dated as of May 30, 2020, and an electronic copy of the determinations made by the Transaction Committee (as such term is defined in the aforementioned resolutions of the Board of Directors of the Company), dated as of August 9, 2020 (together, the Resolutions); and
(x)	a certificate of the Corporate Secretary of the Company, dated as of August 10, 2020, relating to the Resolutions and certain other corporate matters (the Secretary Certificate).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

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(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;
(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;
(c)	complete copies with original signatures of the Transaction Documents are available to the parties thereto;
(d)	the Transaction Documents are within the capacity and power of, have been validly authorized, executed and delivered by, and are binding on, all parties thereto other than the Company;
(e)	the parties to the Transaction Documents, other than the Company, are duly incorporated, organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;
(f)	the parties to the Transaction Documents entered into the Transaction Documents for bona fide commercial reasons and on arm's length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party;
(g)	if and when the Company issues new Exchange Shares out of the conditional share capital of the Company, the Company will be solvent;
(h)	if and when the Company issues new Exchange Shares out of the conditional share capital of the Company, the Transaction Documents, which are governed by the laws of the State of New York, will be valid, binding and enforceable under the laws of the State of New York;
(i)	no laws other than those of Switzerland will affect any of the conclusions stated in this opinion;
(j)	as far as any obligation under any Transaction Document is required to be performed in, or by a party organized under the laws of, any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;
(k)	the Company will have available at all times during the term of the Exchangeable Bonds and the Exchangeable Loan Notes conditional share capital in an amount sufficient to issue Exchange Shares upon exchange of the Exchangeable Bonds and the Exchangeable Loan Notes;

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(l)	if and when the Company issues new Exchange Shares out of the conditional share capital of the Company, such issuance shall have been made in accordance with the applicable provisions of Swiss law, the Articles, the Exchangeable Loan Notes Agreement and the Exchangeable Notes; and
(m)	the exercise notice required under Swiss law with respect to Exchange Shares newly issued out of conditional share capital of the Company will have been duly delivered in accordance with Swiss law, the Articles, the Exchangeable Loan Notes Agreement, the Exchangeable Notes and all other applicable requirements.
III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

1.	The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles.
2.	The Transaction Agreements have been duly authorized and, assuming their due execution by the Company insofar as such matters are governed by the laws of the State of New York, executed by the Company.
3.	The Company’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 63,967,441.40, divided into 639,674,414 Shares. Such Shares have been validly issued, fully paid and are non-assessable.
4.	The Exchange Shares, if and when issued by the Company pursuant to the Exchangeable Loan Notes Agreement, the Exchangeable Notes, in accordance with Swiss law and the Articles, and registered in the Company's register of uncertificated shares (Wertrechtebuch), will be validly issued, fully paid and non-assessable.
IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

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(b)	We express no opinion as to any commercial, financial, accounting, calculating, auditing, tax or other non-legal matter.
(c)	Under Swiss law, a notice sent but not actually received may be considered not to have been properly given, and a document required to be signed or to be made in writing may not constitute a valid document if only transmitted by fax, e-mail or similar telecommunication only.
(d)	We express no opinion as regards compliance with Swiss law and the Articles of the withdrawal of the shareholders’ advance subscription rights (Vorwegzeichnungsrechte) in connection with the issuance of the Exchangeable Bonds and the Exchangeable Loan Notes.
(e)	Any issuance of Exchange Shares out of the Company's conditional share capital must be confirmed by the auditor of the Company, and amended Articles of the Company reflecting the issuance of Exchange Shares from the Company's conditional share capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.
(f)	The exercise of voting rights and rights related thereto with respect to any Existing Shares and Exchange Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.
(g)	Any Exchange Shares to be issued by the Company out of the conditional share capital of the Company will not be fully fungible and will not rank pari passu with the existing and outstanding Shares until such Exchange Shares have been duly entered into the Company’s register of uncertificated shares (Wertrechtebuch) and all steps have been taken in order for such Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Act on Intermediated Securities.
(h)	In each case in respect of the Company, there may be a delay between an order for winding-up, the adjudication of bankruptcy in accordance with the Swiss Federal Act on Debt Enforcement and Bankruptcy or an order for the administration of all assets, and the registration of the same with the competent commercial register, and such circumstances may therefore not be reflected in the certified extract from the commercial register in Switzerland competent with respect to the Company, the correctness of which we have confirmed, among other things, on the basis of the certifications made to us in the Secretary Certificate.

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We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Homburger AG

/s/ David Oser
David Oser